Exhibit 99.1

Popular, Inc. Announces First Quarter Financial Results

  Reports net loss of $ 120.3 million for the quarter ended March 31, 2013, reflecting a $180.6 million after-tax loss on bulk asset sale and valuation adjustments
  Adjusted net income of $60.3 million, excluding the effect of asset sale and valuation adjustments
  Completed sale of assets with book value of $509.0 million, of which $500.6 million were in non-performing status
  Significant progress in credit quality (metrics exclude covered loans):

Including the impact of the bulk sale:

  Non-performing assets declined by $565.2 million, or 32%, quarter over quarter;
  Non-performing loans held-in-portfolio declined by $374.5 million or 26% from Q4 2012, and decreased by 55% from Q3 2010 peak to reach lowest level since 2008;
  Inflows of non-performing loans held-in-portfolio, excluding consumer loans, declined by $60.3 million, or 25%, from Q4 2012;
  OREO decreased by $112.1 million, or 42%, quarter over quarter.

Excluding the impact of the bulk sale:

  Non-performing assets declined by $64.6 million, or 4%, quarter over quarter;
  Non-performing loans held-in-portfolio declined by $41.8 million from Q4 2012;
  Net charge-offs decreased by $19.5 million from Q4 2012; NCO ratio decreased to 1.55%, reaching lowest level since 2008.
  Net interest margin of 4.39% in Q1 2013, vs. 4.41% in Q4 2012
  Common Equity Tier 1 ratio of 12.36% and Tangible Book Value per Share of $31.21 at March 31, 2013; capital exceeds well-capitalized threshold by $1.7 billion

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 18, 2013--Popular, Inc. (the “Corporation” or “Popular”) (NASDAQ:BPOP) reported a net loss of $120.3 million for the quarter ended March 31, 2013, compared to net income of $83.9 million for the quarter ended December 31, 2012.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: “We delivered a good underlying performance in the quarter and two important transactions were completed in recent weeks. The non-performing asset sale, the successful IPO of EVERTEC and the continuing organic improvements in our credit quality build on our efforts to derisk our balance sheet, build capital and continue to drive value for our shareholders.”

Earnings Highlights

(Unaudited)	Quarters ended
(Dollars in thousands, except per share information)	31-Mar-13	31-Dec-12	31-Mar-12
Net interest income	$345,347	$350,411	$337,582
Provision for loan losses – non-covered loans	206,300	86,256	82,514
Provision for loan losses – covered loans [1]	17,556	(3,445)	18,209
Net interest income after provision for loan losses	121,491	267,600	236,859
FDIC loss share expense	(26,266)	(36,824)	(15,255)
Other non-interest income [2]	43,841	169,825	139,163
Operating expenses	316,250	296,747	296,167
(Loss) income before income tax	(177,184)	103,854	64,600
Income tax (benefit) expense	(56,877)	19,914	16,192
Net (loss) income	$(120,307)	$83,940	$48,408
Net (loss) income applicable to common stock	$(121,237)	$83,009	$47,477
Net (loss) income per common share - basic and diluted [3]	$(1.18)	$0.81	$0.46

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.
[2] Other non-interest income for the fourth quarter of 2012 includes $31.6 million related to the Corporation’s proportionate share of a tax benefit from a tax grant received by EVERTEC from the Puerto Rico Government.
[3] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Recent significant events

  On April 12, 2013 EVERTEC, Inc. (“EVERTEC” or the “Company”) completed an initial public offering (“IPO”) of 25.3 million shares, raising approximately $505.3 million. In connection with the IPO, EVERTEC sold 6.3 million of newly issued common stock in the offering and Apollo Global Management LLC (“Apollo”) and Popular respectively sold 10.2 million and 8.8 million shares of the Company retaining a stake of 33.6% and 33.5%, respectively. If the underwriters exercise their overallotment option in full, Popular and Apollo would own 33.5% and 28.8% of the outstanding common stock of EVERTEC, respectively.

Following the IPO, EVERTEC is refinancing all of its outstanding debt. As part of this refinancing, Popular will receive payment in full for its portion of the EVERTEC debt held by it. As a result of these transactions, Popular will recognize an after tax gain of approximately $169.4 million during the second quarter of 2013, comprised of the following:

  $130.4 million gain on the sale of its previously held EVERTEC common stock
  $45.9 million gain on its investment in EVERTEC resulting from the issuance of the new common stock by EVERTEC
  An estimated $4.2 million gain from the repayment of the debt
  An estimated $5.7 million from the accelerated payment of contractual consulting fees
  A loss of approximately $16.8 million from Popular’s proportionate share of EVERTEC’s debt prepayment penalty, consulting fees and other related costs

After the transaction, Popular’s investment in EVERTEC will have a book value of $74.9 million. Total cash proceeds received by Popular from the sale of the shares and repayment of the debt will be $254.3 million.

  On March 25, 2013, Banco Popular de Puerto Rico (“BPPR”) completed a sale of assets with a book value of $509.0 million, of which $500.6 million were in non-performing status, comprised of commercial and construction loans, and commercial and single-family real estate owned, with a combined unpaid principal balance on loans and appraised value of other real estate owned of approximately $987 million to a newly created joint venture. BPPR retained a 24.9% equity interest in the joint venture. BPPR provided seller financing for approximately $182.4 million to fund a portion of the purchase price and certain closing costs. In addition, BPPR provided financing of $65.0 million to cover cost-to-complete amounts and expenses of certain assets, as well as certain expenses of the purchasing entity. This transaction resulted in an after tax loss of $174.4 million.

The following table presents the results of operations for the quarter ended March 31, 2013, excluding the impact of the sale of non-performing assets and valuation adjustments.

	Quarters ended
(Unaudited)	31-Mar-13			31-Dec-12 (US GAAP)	Variance
(In thousands)	Actual Results (US GAAP)	Impact of Sale of NPAs	Adjusted Results (Non GAAP)
Net interest income	$345,347	$-	$345,347	$350,411	$(5,064)
Provision for loan losses – non-covered loans	206,300	148,823	57,477	86,256	(28,779)
Provision for loan losses – covered loans [1]	17,556	-	17,556	(3,445)	21,001
Net interest income after provision for loan losses	121,491	(148,823)	270,314	267,600	2,714
FDIC loss share expense	(26,266)	-	(26,266)	(36,824)	10,558
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale [2]	(48,959)	(61,387)	12,428	30,196	(17,768)
Other non-interest income [3]	92,800	(10,700)	103,500	139,629	(36,129)
OREO expense	46,741	37,046	9,695	1,079	8,616
Other operating expenses	269,509	5	269,504	295,668	(26,164)
(Loss) income before income tax	(177,184)	(257,961)	80,777	103,854	(23,077)
Income tax (benefit) expense	(56,877)	(77,388)	20,511	19,914	597
Net (loss) income	$(120,307)	$(180,573)	$60,266	$83,940	$(23,674)
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.
[2] Net (loss) gain on sale of loans, includes $8.8 million of negative valuation adjustments on loans held for sale which were transferred to held-in-portfolio subsequent to the sale.
[3] Other non-interest income for the fourth quarter of 2012 includes $31.6 million related to the Corporation’s proportionate share of a tax benefit from a tax grant received by EVERTEC from the Puerto Rico Government.
Financial Impact of FDIC-Assisted Transaction
(Unaudited)
(In thousands)	31-Mar-13	31-Dec-12	31-Mar-12

Income Statement
Interest income on covered loans	$72,184	$76,998	$74,764
Total FDIC loss share (expense)	(26,266)	(36,824)	(15,255)
Other non-interest income	242	281	310
Provision for loan losses	17,556	(3,445)	18,209
Total revenues less provision for loan losses	$28,604	$43,900	$41,610

Balance Sheet
Loans covered under loss-sharing agreements with FDIC	$3,362,446	$3,755,972	$4,221,788
FDIC loss share asset	1,380,592	1,399,098	1,880,357
FDIC true-up payment obligation	118,294	111,519	99,962

See additional details on accounting for FDIC-Assisted transaction in Table O.

Net interest income

Net interest margin for the first quarter of 2013 decreased 2 basis points to 4.39% when compared with the fourth quarter of 2012. Net interest income reached $345.3 million, a decrease of $5.0 million from the previous quarter. The main drivers of the decrease in net interest margin are:

  Nearly all of the nominal decrease in net interest income was due to the impact of having two fewer days in the first quarter of 2013 than in the fourth quarter of 2012 and the proportion of loans with interest accrued on actual/actual basis.
  Decrease of $3.5 million, or 2 basis points, in interest income on non-covered loans, primarily commercial loans in Puerto Rico, mainly due to fewer days.
  Decrease of $4.8 million in interest income on the covered loan portfolio. During the fourth quarter of 2012, the covered portfolio reflected higher nominal income mainly from the resolution of certain commercial loans in excess of their book value during that quarter. The yield on the covered commercial loan portfolio for the first quarter of 2013 was 8.31%, or 30 basis points higher than the fourth quarter of 2012, mainly as a result of higher expected cash flows which are reflected in the accretable yield and recognized over the life of the loans.
  Decrease of approximately $2.5 million, or 4 basis points, in interest expense on deposits, $0.9 million of which was due to fewer days in the first quarter of 2013 with the remaining improvement related to continuing progress in repricing the deposit base, which partially offset the decrease in interest income.
  Banco Popular de Puerto Rico’s (BPPR) net interest margin remained stable from the previous quarter at 5.18%. Net interest income amounted to $304.9 million for the quarter ended March 31, 2013, compared with $309.1 million for the previous quarter. The decrease was mainly related to the impact of fewer days on the commercial loans and the previously discussed effect of the covered loan portfolio. This decrease was partially offset by a 5 basis points reduction in the cost of interest-bearing deposits.
  Banco Popular North America (BPNA), our U.S. banking subsidiary that does business as Popular Community Bank, earned $68.0 million in net interest income for the quarter ended March 31, 2013, compared with $68.5 million in the previous quarter. The decrease in the net interest margin of 3 basis points to 3.48% was mainly caused by a decrease in the yield of commercial, mortgage and consumer loans, and of investment securities. This decrease was partially offset by a 2 basis points reduction in the cost of interest-bearing deposits.
Provision for Loan Losses

	Quarters ended
(In thousands)	31-Mar-13	31-Dec-12	31-Mar-12
Provision for loan losses - non-covered loans:
BPPR	$204,289	$78,092	$67,788
BPNA	2,011	8,164	14,726
Total provision for loan losses - non-covered loans	206,300	86,256	82,514
Provision (reversal) for loan losses - covered loans	17,556	(3,445)	18,209
Total provision for loan losses	$223,856	$82,811	$100,723

The provision for loan losses for the first quarter of 2013 amounted to $223.9 million, an increase of $141.0 million versus the previous quarter, mainly related to the $148.8 million impact of the bulk loan sale. Excluding the impact of the sale, the provision for the first quarter of 2013 was $75.1 million, declining by $7.7 million from the fourth quarter of 2012.

  The provision for loan losses for the non-covered loan portfolio increased by $120.0 million from the fourth quarter of 2012, mainly due to the impact of the sale. Excluding the impact of the sale, the provision for the first quarter of 2013 was $57.5 million, decreasing by $28.8 million, reflecting improvements in credit quality, as underlying losses and NPLs continue to trend downwards at BPPR and BPNA.
  The provision for loan losses for non-covered loans at BPPR decreased by $22.6 million from the fourth quarter of 2012, excluding the impact of the sale.
  The provision for loan losses at BPNA decreased by $6.2 million from the fourth quarter of 2012.

  The provision for loan losses on the covered loan portfolio increased by $21.0 million from the previous quarter.
  The provision for loan losses for loans accounted under ASC 310-30 increased by $12.5 million from the fourth quarter of 2012, mostly due to certain commercial and construction loan pools, which reflected higher expected loss estimates for the first quarter of 2013. Overall expected losses on the covered portfolio continue to be lower than originally estimated.
  The provision for loan losses on covered loans accounted under ASC 310-20 increased by $8.5 million from the previous quarter, driven by a provision reversal of $5.0 million in the fourth quarter of 2012, which was primarily due to a reduction in the specific reserve of a particular commercial loan relationship.

Non-interest income

Non-interest income decreased by $115.4 million compared with the fourth quarter of 2012, driven primarily by the following items:

  A $79.2 million decrease in net gain on sale of loans. This decrease was principally driven by the loss of $61.4 million related to the bulk sale of non-performing commercial and construction loans, which includes unfavorable valuation adjustment on loans held-for-sale transferred to held-in-portfolio of approximately $8.8 million. Excluding the effect of the NPA sale, the gain on sale of loans declined by $17.8 million due to a securitization and higher loan sale activity recorded by BPPR’s mortgage division in the fourth quarter of 2012.
  An increase of $12.9 million in adjustments to the indemnity reserves on loans sold, mainly as a result of $10.7 million recorded in connection with the bulk sale of non-performing loans.
  A $35.6 million decrease in other operating income, principally due to $31.6 million of income recorded during the fourth quarter of 2012 related to the Corporation’s proportionate share of a tax benefit from a tax grant received by EVERTEC from the Puerto Rico Government.
  A decrease of $4.9 million in other service fees, mainly related to contingent insurance commissions which are typically recognized during the fourth quarter.

These increases were partially offset by:

  A decrease of $10.6 million in FDIC loss-share expense mainly due to higher mirror accounting on credit impairment losses. See additional details about covered portfolio and FDIC indemnity asset in Table O.

Refer to table B for further details.

Operating expenses

Operating expenses increased by $19.5 million versus the fourth quarter of 2012, driven primarily by:

  An increase of $45.7 million in other real estate owned (OREO) expenses, due mainly to the loss of $37.0 million incurred as a result of the bulk sale of commercial and single-family real estate owned and higher gain on sales of commercial OREOs at both BPPR and BPNA, which offset OREO expenses during the fourth quarter of 2012.

This increase was partially offset by:

  A decrease of $6.1 million in professional fees mainly due to lower attorney collection fees at BPPR and lower technology service fees.
  Lower FDIC deposit insurance expenses of $4.4 million, driven mainly by an incremental assessment credit of $6.2 million recognized during the first quarter of 2013 as a result of revisions in the deposit-insurance premium calculation and efficiencies achieved from the internal reorganization of Popular Mortgage into BPPR during the fourth quarter of 2012.
  A decrease of $9.3 million in other operating expenses due largely to lower provision for operational losses by $4.5 million, both in BPPR and BPNA, and lower other general operating expenses.

Excluding the impact of the bulk sale, operating expenses declined by $17.5 million.

Non-personnel credit-related costs, which include collections, appraisals, credit related fees, and OREO expenses, but excluding the impact of the transaction, amounted to $20.3 million for the first quarter of 2013, compared with $14.1 million for the fourth quarter of 2012. The increase was principally due to higher gain on sales of commercial OREOs at both BPPR and BPNA, which offset OREO expenses during the fourth quarter of 2012.

Full-time equivalent employees (“FTEs”) were 8,144 as of March 31, 2013, compared with 8,072 as of December 31, 2012, and 8,074 as of March 31, 2012. The increase of 72 FTEs from the fourth quarter of 2012, which includes some temporary personnel, is related to the addition of resources in the retail banking and individual credit divisions to supplement the demand in the mortgage business, as well as support for certain of the Corporation’s initiatives.

For a breakdown of operating expenses by category refer to table B.

Income taxes

For the quarter ended March 31, 2013, the Corporation recorded an income tax benefit of $56.9 million, reflecting the net operating loss generated by the sale of non-performing assets, compared with an income tax expense of $19.9 million for the fourth quarter of 2012.

Credit Quality

The following table presents non-performing assets information and the effect that the bulk sale had on these balances.

Non-Performing Assets
(Unaudited)
	31-Mar-12	31-Dec-12	31-Mar-13
(In thousands)			Net inflows/ (outflows)	Sale of NPAs	Total
Total non-performing loans held-in-portfolio, excluding covered loans[1]	$1,681,803	$1,425,133	$(41,773)	$(332,752)	$1,050,608
Non-performing loans held-for-sale	232,293	96,320	(19,129)	(59,449)	17,742
Other real estate owned (“OREO”), excluding covered OREO	193,768	266,844	(3,709)	(108,436)	154,699
Total non-performing assets, excluding covered assets	2,107,864	1,788,297	(64,610)	(500,637)	1,223,049
Covered loans and OREO	203,254	213,469	(16,752)	-	196,717
Total non-performing assets	$2,311,118	$2,001,766	$(81,362)	$(500,637)	$1,419,766
Net charge-offs for the quarter (excluding covered loans)	$108,109	$100,854	$(81,357)	$ (163,143)[2]	$(244,500)
[1] The bulk sale of assets included $8.4 million in performing loans.
[2] Net write-downs related to loans sold.

Ratios (excluding covered loans):
Non-performing loans held-in-portfolio to loans held-in-portfolio	8.21%	6.79%			4.86%
Allowance for loan losses to loans held-in-portfolio	3.25	2.96			2.70
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	39.53	43.62			55.54

Credit quality continues to improve as a result of key strategies implemented to reduce non-performing loans, as well as stabilizing economic conditions and improvements in the underlying quality of the loan portfolios.

  Non-performing loans (NPL) held-in-portfolio decreased by $374.5 million, or 26%, from the fourth quarter of 2012, and 55% from peak levels in the third quarter of 2010. This reduction reflects the impact of the sale of NPLs with book value of approximately $332.8 million. Excluding the impact of the bulk loan sale, NPLs decreased by $41.8 million.
  Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $60.3 million, or 25%, from the previous quarter. This reduction was principally attributed to a decrease of $57.0 million in mortgage NPL inflows in Puerto Rico.

  OREO, excluding covered OREO, decreased by $112.1 million from the fourth quarter of 2012, primarily as a result of the sale of $58.6 million and $49.9 million in commercial and single family OREO, respectively, during the quarter.
  Net charge-offs for the first quarter were $244.5 million, or 4.66% of average non-covered loans held-in-portfolio on an annualized basis, compared with $100.9 million, or 1.94%, for the previous quarter. The bulk loan sale added $163.1 million in charge-offs at BPPR operations. Excluding the impact of the bulk loan sale, net charge-offs were $81.4 million or 1.55% of average non-covered loans-held-in portfolio, decreasing by $19.5 million from the fourth quarter of 2012. This decline was driven by improvements in the underlying credit performance. Refer to Table J for further information on net charge-offs and related ratios.
  The ratio of the allowance for loan losses to loans held-in-portfolio, excluding covered loans, stood at 2.70% as of March 31, 2013, compared with 2.96% as of December 31, 2012. The general and specific reserves related to non-covered loans totaled $459.8 million and $123.7 million, respectively, at quarter-end, compared with $510.6 million and $111.1 million, respectively, as of December 31, 2012. The decrease in the allowance for loan losses was primarily due to continued improvements in credit quality trends.
Credit Quality by Segment

(In thousands)	Quarters ended
BPPR	31-Mar-13	31-Dec-12	31-Mar-12
Provision for loan losses	$204,289	$78,092	$67,788
Net charge-offs (excludes NPLs sale)	62,424	78,050	73,658
Total non-performing loans held-in-portfolio,
excluding covered loans	837,943	1,191,982	1,343,480
Allowance/non-covered loans held-in-portfolio	2.66%	2.92%	3.01%

	Quarters ended
BPNA	31-Mar-13	31-Dec-12	31-Mar-12
Provision for loan losses	$2,011	$8,164	$14,726
Net charge-offs	18,933	22,804	34,451
Total non-performing loans held-in-portfolio,
excluding covered loans	212,665	233,151	338,323
Allowance/non-covered loans held-in-portfolio	2.80%	3.07%	3.87%

BPPR Segment

  The provision for loan losses for the non-covered loan portfolio increased by $126.2 million from the fourth quarter of 2012, mainly due to the incremental provision of $148.8 million as a result of the bulk loan sale. Excluding the impact of the sale, the provision for loan losses declined by $22.6 million to $55.5 million for the first quarter of 2013, due to positive trends in credit quality.
  Net charge-offs, excluding covered loans, increased by $147.5 million from the fourth quarter of 2012, principally related to incremental charge-offs of $163.1 million associated with the bulk loan sale. Excluding the impact of the sale, net charge-offs were $62.4 million or 1.64% of average non-covered loans-held-in portfolio on an annualized basis, decreasing by $15.6 million from the fourth quarter of 2012, primarily due to reductions in the commercial portfolio.
  Total NPLs held-in-portfolio, excluding covered loans, decreased by $354.0 million, or 30%, from the fourth quarter of 2012. The decrease in NPLs reflects both the impact of the sale and the reduction of $23.4 million in mortgage NPLs.
  Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $52.1 million, or 25%, from the previous quarter. This reduction was principally driven by a decline of $57.0 million in mortgage NPL inflows, as a result of collection efforts greater economic stability and a benefit from the treatment of $23.6 million in purchase of impaired loans under ASC 310-30 in the first quarter.
  The allowance for loan losses for non-covered loans held-in-portfolio decreased by $21.3 million from the previous quarter. The allowance for loan losses as a percentage of non-covered loans held-in-portfolio decreased to 2.66% from 2.92% in the fourth quarter of 2012.
  The allowance for loans losses to non-performing loans for non-covered loans held-in-portfolio increased to 50.60% from 37.36% in the previous quarter. The increase is mostly driven by the effect of the NPL sale.

BPNA Segment

  The provision for loan losses in the first quarter of 2013 decreased by $6.2 million. The allowance for loan losses as a percentage of loans held-in-portfolio decreased to 2.80% from 3.07% in the fourth quarter of 2012. Sustained improvements in credit quality trends continue to drive the reductions in the provision and the allowance.
  Net charge-offs decreased by $3.9 million from the fourth quarter of 2012, mainly driven by improvements across most portfolios. The net charge-offs to average loans held-in-portfolio was 1.33% on an annualized basis, down from 1.60% in the previous quarter.
  Total non-performing loans held-in-portfolio decreased by $20.5 million from the fourth quarter of 2012, reflecting lower inflows to non-performing loans and loan resolutions. Total inflows of non-performing loans held-in-portfolio, excluding consumer loans, decreased by $8.2 million, or 24%, from the fourth quarter of 2012.
Financial Condition Highlights
(Unaudited)

(In thousands)	31-Mar-13	31-Dec-12	31-Mar-12
Total assets	$36,942,714	$36,507,535	$37,049,221
Total loans held-in-portfolio (net)	24,312,823	24,008,557	23,897,198
Deposits	27,013,217	27,000,613	27,197,736
Borrowings	4,969,344	4,430,673	4,708,511
Stockholders’ equity	3,971,143	4,110,000	3,967,071

Total assets increased by approximately $435.2 million from December 31, 2012 driven by:

  A $61.6 million increase in cash and money market accounts due mainly to balances held with the Federal Reserve Bank
  A $237.0 million increase in securities available-for-sale, mainly due to purchase of agency collateralized mortgage obligations and obligations from U.S. Government sponsored entities
  A $650.6 million increase in non-covered loans held-in-portfolio mainly due to:
  an increase of $795.4 million in mortgage loans during the first quarter of 2013. The increase was driven by the purchase of mortgage loans, with an unpaid principal balance $860.3 million in Puerto Rico. These opportunistic purchases are part of the Corporation’s strategy to supplement origination volume and leverage the scale of our loan servicing platform; and
  an increase in construction loans of $18.6 million, mainly as a result of loans reclassified from the held-for-sale category amounting to $14.1 million, which were offset in part by $3.5 million in non-performing loans sold; offset by;
  a decrease in commercial loans of $107.8 million, mainly as a result of the bulk sale of non-performing assets, which reduced commercial loans by $337.6 million and loans charged-off or transferred to OREO of $49.5 million, offset by new loan originations, including the loan to the newly created joint venture which acquired the non-performing assets of $182.4 million; and
  a decrease in legacy loans of $31.7 million, as this portfolio continues its normal run-off.
  An increase in covered OREO of $33.3 million as the Corporation continues to resolve non-performing loans
  An increase in other assets of $81.7 million mainly due to the deferred tax asset related to the loss on the sale of non performing assets

These increases were partially offset by:

  A decrease in loans held-for-sale of $153.0 million as a result of the bulk sale of non-performing assets, which reduced construction and commercial loans held-for-sale by approximately $49.7 million and $9.7 million, respectively and the reclassification of the remaining balance of these loans to the held-for-investment portfolio and net outflows from secondary market transactions of the mortgage division

  The Loss-Sharing-Agreement (LSA) indemnification asset was reduced by $18.5 million during the quarter, mainly due to the amortization of the indemnification asset, reflecting reduced estimated losses on the covered portfolio, offset by credit impairment losses to be covered under the loss sharing agreement
  The covered loan portfolio balance decreased by approximately $393.5 million due to the resolution of a large relationship and the normal portfolio run-off
  Other real estate owned (“OREO”) non-covered decreased by approximately $112.1 million, mainly as a result of the bulk sale of non-performing assets during the quarter, which reduced OREOs by $108.5 million.

Total liabilities increased by $574.0 million from December 31, 2012, driven by:

  Increase in repurchase agreements of $248.9 million and other short-term borrowings of $315.0 million, mainly FHLB of NY advances, which were used in part to fund mortgage loan purchases and investment securities during the quarter.

Stockholders’ equity decreased by $138.9 million from December 31, 2012, mainly as a result of the net loss for the quarter and a decrease of $24.0 million in unrealized gains on securities available-for-sale. Refer to Table A for capital ratios and Table N for Non-GAAP reconciliations. Refer to Table C for the Statements of Financial Condition.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; (ix) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; and (x) additional Federal Deposit Insurance Corporation assessments. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise, doing business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular will hold a conference call to discuss the financial results today Thursday, April 18, 2013 at 2:00 p.m. Eastern time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 866-515-2909 or 617-399-5123. The conference code is 37994014.

A replay of the webcast will be archived in Popular’s website during the respective period. A telephone replay will be available from 4:00 p.m. on Thursday, April 18, 2013 to 11:59 p.m. on Thursday, April 25, 2013, at 888-286-8010 or 617-801-6888. The replay passcode is 24810804.

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Intentionally Left Blank (Consolidated Average Balances and Yield / Rate Analysis - YTD)

Table F - Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

POPULAR, INC.
Financial Supplement to First Quarter 2013 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended
	31-Mar-13	31-Dec-12	31-Mar-12
Net (loss) income per common share:
Basic and diluted [1]	($1.18)	$0.81	$0.46

Average common shares outstanding [1]	102,664,608	102,628,274	102,341,805
Average common shares outstanding - assuming dilution [1]	103,013,204	102,801,581	102,494,500
Common shares outstanding at end of period [1]	103,228,615	103,169,806	102,711,707

Market value per common share [1]	$27.60	$20.79	$20.50

Market capitalization - (In millions)	$2,849	$2,145	$2,106

Return on average assets	(1.34)%	0.92%	0.53%

Return on average common equity	(12.58)%	8.50%	5.16%

Net interest margin [2]	4.39%	4.41%	4.27%

Common equity per share [1]	$37.98	$39.35	$38.14

Tangible common book value per common share (non-GAAP) [1]	$31.21	$32.55	$31.23

Tangible common equity to tangible assets (non-GAAP)	8.89%	9.38%	8.83%

Tier 1 risk-based capital [3]	16.52%	17.35%	16.51%

Total risk-based capital [3]	17.80%	18.63%	17.79%

Tier 1 leverage [3]	11.07%	11.52%	11.10%

Tier 1 common equity to risk-weighted assets (non-GAAP) [3]	12.36%	13.18%	12.53%
[1] All share and per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.
[2] Not on a taxable equivalent basis.
[3] Capital ratios for the current quarter are estimated.

POPULAR, INC.
Financial Supplement to First Quarter 2013 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarters ended		Variance	Quarter ended	Variance
(In thousands, except per share information)	31-Mar-13	31-Dec-12	Q1 2013 vs.Q4 2012	31-Mar-12	Q1 2013 vs.Q1 2012
Interest income:
Loans	$385,414	$393,732	$(8,318)	$387,942	$(2,528)
Money market investments	955	929	26	948	7
Investment securities	37,356	37,953	(597)	45,070	(7,714)
Trading account securities	5,514	5,155	359	5,891	(377)
Total interest income	429,239	437,769	(8,530)	439,851	(10,612)
Interest expense:
Deposits	38,343	40,896	(2,553)	51,679	(13,336)
Short-term borrowings	9,782	10,302	(520)	13,583	(3,801)
Long-term debt	35,767	36,160	(393)	37,007	(1,240)
Total interest expense	83,892	87,358	(3,466)	102,269	(18,377)
Net interest income	345,347	350,411	(5,064)	337,582	7,765
Provision for loan losses - non-covered loans	206,300	86,256	120,044	82,514	123,786
Provision for loan losses - covered loans	17,556	(3,445)	21,001	18,209	(653)
Net interest income after provision for loan losses	121,491	267,600	(146,109)	236,859	(115,368)
Service charges on deposit accounts	43,722	44,449	(727)	46,589	(2,867)
Other service fees	58,803	63,695	(4,892)	66,039	(7,236)
Net loss on sale and valuation adjustments of investment securities	-	(1,422)	1,422	-	-
Trading account loss	(75)	(5,990)	5,915	(2,143)	2,068
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(48,959)	30,196	(79,155)	15,471	(64,430)
Adjustments (expense) to indemnity reserves on loans sold	(16,143)	(3,208)	(12,935)	(3,875)	(12,268)
FDIC loss share expense	(26,266)	(36,824)	10,558	(15,255)	(11,011)
Other operating income	6,493	42,105	(35,612)	17,082	(10,589)
Total non-interest income	17,575	133,001	(115,426)	123,908	(106,333)
Operating expenses:
Personnel costs
Salaries	73,345	74,846	(1,501)	76,899	(3,554)
Commissions, incentives and other bonuses	15,475	14,817	658	12,726	2,749
Pension, postretirement and medical insurance	15,238	16,453	(1,215)	18,425	(3,187)
Other personnel costs, including payroll taxes	11,931	10,209	1,722	13,441	(1,510)
Total personnel costs	115,989	116,325	(336)	121,491	(5,502)
Net occupancy expenses	24,288	26,918	(2,630)	24,162	126
Equipment expenses	11,950	11,602	348	11,341	609
Other taxes	11,586	11,942	(356)	13,438	(1,852)
Professional fees	52,135	58,246	(6,111)	48,105	4,030
Communications	6,832	6,558	274	7,131	(299)
Business promotion	12,917	16,822	(3,905)	12,850	67
FDIC deposit insurance	9,280	13,691	(4,411)	24,926	(15,646)
Loss on early extinguishment of debt	-	12	(12)	69	(69)
Other real estate owned (OREO) expenses	46,741	1,079	45,662	14,165	32,576
Credit and debit card processing, volume, interchange and other expenses	4,975	4,646	329	4,681	294
Other operating expenses	17,089	26,439	(9,350)	11,215	5,874
Amortization of intangibles	2,468	2,467	1	2,593	(125)
Total operating expenses	316,250	296,747	19,503	296,167	20,083
(Loss) income before income tax	(177,184)	103,854	(281,038)	64,600	(241,784)
Income tax (benefit) expense	(56,877)	19,914	(76,791)	16,192	(73,069)
Net (loss) income	$(120,307)	$83,940	$(204,247)	$48,408	$(168,715)
Net (loss) income applicable to common stock	$(121,237)	$83,009	$(204,246)	$47,477	$(168,714)
Net (loss) income per common share - basic [1]	$(1.18)	$0.81	$(1.99)	$0.46	$(1.64)
Net (loss) income per common share - diluted [1]	$(1.18)	$0.81	$(1.99)	$0.46	$(1.64)
[1] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q1 2013 vs.
(In thousands)	31-Mar-13	31-Dec-12	31-Mar-12	Q4 2012
Assets:
Cash and due from banks	$242,290	$439,363	$472,806	$(197,073)
Money market investments	1,344,244	1,085,580	1,304,263	258,664
Trading account securities, at fair value	299,773	314,525	404,293	(14,752)
Investment securities available-for-sale, at fair value	5,321,231	5,084,201	5,138,616	237,030
Investment securities held-to-maturity, at amortized cost	141,518	142,817	124,372	(1,299)
Other investment securities, at lower of cost or realizable value	198,577	185,443	195,708	13,134
Loans held-for-sale, at lower of cost or fair value	201,495	354,468	361,596	(152,973)
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,729,882	21,080,005	20,577,995	649,877
Loans covered under loss sharing agreements with the FDIC	3,362,446	3,755,972	4,221,788	(393,526)
Less: Unearned income	96,137	96,813	99,321	(676)
Allowance for loan losses	683,368	730,607	803,264	(47,239)
Total loans held-in-portfolio, net	24,312,823	24,008,557	23,897,198	304,266
FDIC loss share asset	1,380,592	1,399,098	1,880,357	(18,506)
Premises and equipment, net	532,785	535,793	533,545	(3,008)
Other real estate not covered under loss sharing agreements with the FDIC	154,699	266,844	193,768	(112,145)
Other real estate covered under loss sharing agreements with the FDIC	172,378	139,058	110,559	33,320
Accrued income receivable	135,542	125,728	126,568	9,814
Mortgage servicing assets, at fair value	153,949	154,430	156,331	(481)
Other assets	1,651,234	1,569,578	1,439,532	81,656
Goodwill	647,757	647,757	647,911	-
Other intangible assets	51,827	54,295	61,798	(2,468)
Total assets	$36,942,714	$36,507,535	$37,049,221	$435,179
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$5,613,701	$5,794,629	$5,366,420	$(180,928)
Interest bearing	21,399,516	21,205,984	21,831,316	193,532
Total deposits	27,013,217	27,000,613	27,197,736	12,604
Assets sold under agreements to repurchase	2,265,675	2,016,752	2,113,557	248,923
Other short-term borrowings	951,200	636,200	751,200	315,000
Notes payable	1,752,469	1,777,721	1,843,754	(25,252)
Other liabilities	989,010	966,249	1,175,903	22,761
Total liabilities	32,971,571	32,397,535	33,082,150	574,036
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,033	1,032	1,028	1
Surplus	4,151,838	4,150,294	4,125,958	1,544
(Accumulated deficit) retained earnings	(109,411)	11,826	(165,249)	(121,237)
Treasury stock	(469)	(444)	(1,041)	(25)
Accumulated other comprehensive loss	(122,008)	(102,868)	(43,785)	(19,140)
Total stockholders’ equity	3,971,143	4,110,000	3,967,071	(138,857)
Total liabilities and stockholders’ equity	$36,942,714	$36,507,535	$37,049,221	$435,179

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	31-Mar-13			31-Dec-12			31-Mar-12			Q1 2013 vs. Q4 2012			Q1 2013 vs. Q1 2012
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,971	$43.8	2.52%	$6,693	$44.1	2.63%	$6,761	$52.0	3.07%	$278	($0.3)	(0.11)%	$210	($8.2)	(0.55)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,078	119.3	4.80	10,200	123.5	4.82	10,444	126.5	4.87	(122)	(4.2)	(0.02)	(366)	(7.2)	(0.07)
Construction	369	3.6	3.92	386	3.3	3.44	523	6.5	5.03	(17)	0.3	0.48	(154)	(2.9)	(1.11)
Mortgage	6,410	83.2	5.19	6,169	81.0	5.25	5,464	75.5	5.53	241	2.2	(0.06)	946	7.7	(0.34)
Consumer	3,853	95.8	10.08	3,835	97.5	10.11	3,661	92.6	10.17	18	(1.7)	(0.03)	192	3.2	(0.09)
Lease financing	543	11.3	8.36	540	11.4	8.48	555	12.0	8.67	3	(0.1)	(0.12)	(12)	(0.7)	(0.31)
Total loans not covered under loss sharing agreements with the FDIC	21,253	313.2	5.95	21,130	316.7	5.97	20,647	313.1	6.09	123	(3.5)	(0.02)	606	0.1	(0.14)
Loans covered under loss sharing agreements with the FDIC	3,514	72.2	8.31	3,832	77.0	8.01	4,292	74.8	7.00	(318)	(4.8)	0.30	(778)	(2.6)	1.31
Total loans	24,767	385.4	6.29	24,962	393.7	6.28	24,939	387.9	6.25	(195)	(8.3)	0.01	(172)	(2.5)	0.04
Total interest earning assets	31,738	$429.2	5.46%	31,655	$437.8	5.51%	31,700	$439.9	5.57%	83	($8.6)	(0.05)%	38	($10.7)	(0.11)%
Allowance for loan losses	(659)			(754)			(802)			95			143
Other non-interest earning assets	5,283			5,400			5,658			(117)			(375)
Total average assets	$36,362			$36,301			$36,556			$61			($194)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,696	$5.8	0.41%	$5,707	$6.1	0.43%	$5,246	$6.1	0.47%	($11)	($0.3)	(0.02)%	$450	($0.3)	(0.06)%
Savings	6,718	4.3	0.26	6,654	4.8	0.29	6,507	6.3	0.39	64	(0.5)	(0.03)	211	(2.0)	(0.13)
Time deposits	8,832	28.2	1.30	8,650	30.0	1.38	10,291	39.3	1.54	182	(1.8)	(0.08)	(1,459)	(11.1)	(0.24)
Total interest bearing deposits	21,246	38.3	0.73	21,011	40.9	0.77	22,044	51.7	0.94	235	(2.6)	(0.04)	(798)	(13.4)	(0.21)
Borrowings	4,492	45.6	4.07	4,704	46.5	3.94	4,365	50.6	4.65	(212)	(0.9)	0.13	127	(5.0)	(0.58)
Total interest bearing liabilities	25,738	83.9	1.31	25,715	87.4	1.35	26,409	102.3	1.55	23	(3.5)	(0.04)	(671)	(18.4)	(0.24)
Net interest spread			4.15%			4.16%			4.02%			(0.01)%			0.13%
Non-interest bearing deposits	5,591			5,583			5,213			8			378
Other liabilities	1,074			1,067			1,181			7			(107)
Stockholders' equity	3,959			3,936			3,753			23			206
Total average liabilities and stockholders' equity	$36,362			$36,301			$36,556			$61			($194)

Net interest income / margin non-taxable equivalent basis		$345.3	4.39%		$350.4	4.41%		$337.6	4.27%		($5.1)	(0.02)%		$7.7	0.12%

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

[THIS PAGE INTENTIONALLY LEFT BLANK]

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table F - Other Service Fees
(Unaudited)

				Variance
	Quarters ended			Q1 2013 vs.	Q1 2013 vs.
(In thousands)	31-Mar-13	31-Dec-12	31-Mar-12	Q4 2012	Q1 2012
Other service fees:
Debit card fees	$8,470	$9,439	$9,165	$(969)	$(695)
Insurance fees	12,073	17,050	12,390	(4,977)	(317)
Credit card fees	14,691	16,148	12,559	(1,457)	2,132
Sale and administration of investment products	8,717	9,721	8,889	(1,004)	(172)
Mortgage servicing fees, net of fair value adjustments	5,631	1,647	12,931	3,984	(7,300)
Trust fees	4,458	4,226	4,081	232	377
Processing fees	-	1,511	1,774	(1,511)	(1,774)
Other fees	4,763	3,953	4,250	810	513
Total other service fees	$58,803	$63,695	$66,039	$(4,892)	$(7,236)

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	31-Mar-13	31-Dec-12	31-Mar-12	Q1 2013 vs. Q4 2012	Q1 2013 vs. Q1 2012
Loans not covered under FDIC loss sharing agreements:
Commercial	$9,750,428	$9,858,202	$9,868,242	$(107,774)	$(117,814)
Construction	271,498	252,857	236,579	18,641	34,919
Legacy [1]	352,512	384,217	603,874	(31,705)	(251,362)
Lease financing	543,572	540,523	543,314	3,049	258
Mortgage	6,873,910	6,078,507	5,591,745	795,403	1,282,165
Consumer	3,841,825	3,868,886	3,634,920	(27,061)	206,905
Total non-covered loans held-in-portfolio	$21,633,745	$20,983,192	$20,478,674	$650,553	$1,155,071
Loans covered under FDIC loss sharing agreements	3,362,446	3,755,972	4,221,788	(393,526)	(859,342)
Total loans held-in-portfolio	$24,996,191	$24,739,164	$24,700,462	$257,027	$295,729
Loans held-for-sale:
Commercial	$-	$16,047	$24,879	$(16,047)	$(24,879)
Construction	-	78,140	206,246	(78,140)	(206,246)
Legacy [1]	1,681	2,080	1,115	(399)	566
Mortgage	199,814	258,201	129,356	(58,387)	70,458
Total loans held-for-sale	201,495	354,468	361,596	(152,973)	(160,101)
Total loans	$25,197,686	$25,093,632	$25,062,058	$104,054	$135,628
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Deposits - Ending Balances
				Variance
(In thousands)	31-Mar-13	31-Dec-12	31-Mar-12	Q1 2013 vs. Q4 2012	Q1 2013 vs. Q1 2012
Demand deposits [1]	$6,265,796	$6,442,739	$6,013,009	$(176,943)	$252,787
Savings, NOW and money market deposits (non-brokered)	11,357,130	11,190,335	11,048,140	166,795	308,990
Savings, NOW and money market deposits (brokered)	498,833	456,830	212,996	42,003	285,837
Time deposits (non-brokered)	6,427,320	6,541,660	7,186,826	(114,340)	(759,506)
Time deposits (brokered CDs)	2,464,138	2,369,049	2,736,765	95,089	(272,627)
Total deposits	$27,013,217	$27,000,613	$27,197,736	$12,604	$(184,519)
[1] Includes interest and non-interest demand bearing deposits.

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	31-Mar-13	As a % of loans HIP by category	31-Dec-12	As a % of loans HIP by category	31-Mar-12	As a % of loans HIP by category	Q1 2013 vs. Q4 2012	Q1 2013 vs. Q1 2012
Non-accrual loans:
Commercial	$320,787	3.3%	$665,289	6.7%	$818,678	8.3%	$(344,502)	$(497,891)
Construction	50,920	18.8	43,350	17.1	69,470	29.4	7,570	(18,550)
Legacy [1]	35,830	10.2	40,741	10.6	79,077	13.1	(4,911)	(43,247)
Lease financing	4,005	0.7	4,865	0.9	5,673	1.0	(860)	(1,668)
Mortgage	600,724	8.7	630,130	10.4	667,217	11.9	(29,406)	(66,493)
Consumer	38,342	1.0	40,758	1.1	41,688	1.1	(2,416)	(3,346)
Total non-performing loans held-in-
portfolio, excluding covered loans	1,050,608	4.9%	1,425,133	6.8%	1,681,803	8.2%	(374,525)	(631,195)
Non-performing loans held-for-sale [2]	17,742		96,320		232,293		(78,578)	(214,551)
Other real estate owned (“OREO”), excluding covered OREO	154,699		266,844		193,768		(112,145)	(39,069)
Total non-performing assets, excluding covered assets
	1,223,049		1,788,297		2,107,864		(565,248)	(884,815)
Covered loans and OREO	196,717		213,469		203,254		(16,752)	(6,537)
Total non-performing assets	$1,419,766		$2,001,766		$2,311,118		$(582,000)	$(891,352)
Accruing loans past due 90 days or more [3]	$410,835		$388,712		$328,757		$22,123	$82,078
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio
	4.86%		6.79%		8.21%
Allowance for loan losses to loans held-in-portfolio
	2.70		2.96		3.25
Allowance for loan losses to non-performing loans, excluding held-for-sale	55.54		43.62		39.53
Ratios including covered loans:
Non-performing assets to total assets	3.84%		5.48%		6.24%
Non-performing loans held-in-portfolio to loans held-in-portfolio
	4.30		6.06		7.18
Allowance for loan losses to loans held-in-portfolio
	2.73		2.95		3.25
Allowance for loan losses to non-performing loans, excluding held-for-sale	63.57		48.72		45.27
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2] Non-performing loans held-for-sale as of March 31, 2013 consisted of $2 million in legacy loans and $16 million in mortgage loans (December 31, 2012- $78 million in construction loans, $16 million in commercial loans, $2 million in legacy loans and $53 thousand in mortgage loans; March 31, 2012 - $206 million in construction loans, $25 million in commercial loans, $1 million in legacy loans and $53 thousand in mortgage loans).
[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to nonperforming since the principal repayment is insured. These balances include $99 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of March 31, 2013.

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-13			31-Dec-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$522,733	$142,556	$665,289	$612,781	$159,436	$772,217
Plus:
New non-performing loans	47,735	15,111	62,846	40,585	16,601	57,186
Advances on existing non-performing loans	-	-	-	-	163	163
Loans transferred from held-for-sale	790	-	790	-	-	-
Less:
Non-performing loans transferred to OREO	(9,198)	(1,558)	(10,756)	(14,694)	(6,580)	(21,274)
Non-performing loans charged-off	(28,850)	(9,881)	(38,731)	(45,682)	(11,745)	(57,427)
Loans returned to accrual status / loan collections	(17,134)	(12,249)	(29,383)	(66,957)	(13,645)	(80,602)
Loans transferred to held-for-sale	-	-	-	-	(1,674)	(1,674)
Other	-	-	-	(3,300)	-	(3,300)
Non-performing loans sold[1]	(329,268)	-	(329,268)	-	-	-
Ending balance NPLs	$186,808	$133,979	$320,787	$522,733	$142,556	$665,289
[1] Includes write-downs of $161,297 of loans sold.

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-13			31-Dec-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$37,390	$5,960	$43,350	$37,793	$12,140	$49,933
Plus:
New non-performing loans	-	-	-	2,255	-	2,255
Loans transferred from held-for-sale	14,152	-	14,152	-	-	-
Other	-	-	-	3,300	-	3,300
Less:
Non-performing loans transferred to OREO	-	-	-	-	(3,605)	(3,605)
Non-performing loans charged-off	(1,082)	-	(1,082)	(839)	(264)	(1,103)
Loans returned to accrual status / loan collections	(1,940)	(76)	(2,016)	(5,119)	(2,311)	(7,430)
Non-performing loans sold[1]	(3,484)	-	(3,484)	-	-	-
Ending balance NPLs	$45,036	$5,884	$50,920	$37,390	$5,960	$43,350
[1] Includes write-downs of $1,846 of loans sold.

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-13			31-Dec-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$596,106	$34,024	$630,130	$598,523	$33,529	$632,052
Plus:
New non-performing loans	109,816	4,507	114,323	166,768	8,104	174,872
Less:
Non-performing loans transferred to OREO	(18,110)	(747)	(18,857)	(21,693)	(989)	(22,682)
Non-performing loans charged-off	(14,608)	(3,093)	(17,701)	(15,523)	(2,936)	(18,459)
Loans returned to accrual status / loan collections	(100,473)	(6,698)	(107,171)	(131,969)	(3,684)	(135,653)
Ending balance NPLs	$572,731	$27,993	$600,724	$596,106	$34,024	$630,130
Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-13			31-Dec-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$40,741	$40,741	$-	$48,735	$48,735
Plus:
New non-performing loans	-	6,388	6,388	-	9,337	9,337
Advances on existing non-performing loans	-	4	4	-	-	-
Loans transferred to held-for-sale	-	400	400	-	-	-
Less:
Non-performing loans transferred to OREO	-	-	-	-	(50)	(50)
Non-performing loans charged-off	-	(5,315)	(5,315)	-	(7,313)	(7,313)
Loans returned to accrual status / loan collections	-	(6,388)	(6,388)	-	(7,099)	(7,099)
Loans transferred to held-for-sale	-	-	-	-	(2,869)	(2,869)
Ending balance NPLs	$-	$35,830	$35,830	$-	$40,741	$40,741
Total non-performing loans held-in-portfolio (excluding consumer loans):
	Quarter ended			Quarter ended
	31-Mar-13			31-Dec-12
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$1,156,229	$223,281	$1,379,510	$1,249,097	$253,840	$1,502,937
Plus:
New non-performing loans	157,551	26,006	183,557	209,608	34,042	243,650
Advances on existing non-performing loans	-	4	4	-	163	163
Loans transferred from held-for-sale	14,942	400	15,342	-	-	-
Other	-	-	-	3,300	-	3,300
Less:
Non-performing loans transferred to OREO	(27,308)	(2,305)	(29,613)	(36,387)	(11,224)	(47,611)
Non-performing loans charged-off	(44,540)	(18,289)	(62,829)	(62,044)	(22,258)	(84,302)
Loans returned to accrual status / loan collections	(119,547)	(25,411)	(144,958)	(204,045)	(26,739)	(230,784)
Loans transferred to held-for-sale	-	-	-	-	(4,543)	(4,543)
Other	-	-	-	(3,300)	-	(3,300)
Non-performing loans sold[1]	(332,752)	-	(332,752)	-	-	-
Ending balance NPLs	$804,575	$203,686	$1,008,261	$1,156,229	$223,281	$1,379,510
[1] Includes write-downs of $163,143 of loans sold.

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended
(Dollars in thousands)	31-Mar-13			31-Dec-12			31-Mar-12
	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total
Balance at beginning of period	$621,701	$108,906	$730,607	$636,299	$124,873	$761,172	$690,363	$124,945	$815,308
Provision for loan losses	206,300	17,556	223,856	86,256	(3,445)	82,811	82,514	18,209	100,723
	828,001	126,462	954,463	722,555	121,428	843,983	772,877	143,154	916,031
Net loans charged-off (recovered):
BPPR
Commercial	24,311	10,535	34,846	41,540	492	42,032	37,518	4,102	41,620
Construction	355	9,445	9,800	(2,371)	7,561	5,190	(371)	264	(107)
Lease financing	984	-	984	516	-	516	154	-	154
Mortgage	16,773	2,051	18,824	17,310	885	18,195	12,226	203	12,429
Consumer	20,001	4,564	24,565	21,055	3,584	24,639	24,131	89	24,220
Total BPPR	62,424	26,595	89,019	78,050	12,522	90,572	73,658	4,658	78,316

BPNA
Commercial	8,104	-	8,104	7,044	-	7,044	16,865	-	16,865
Construction	-	-	-	239	-	239	166	-	166
Legacy [1]	1,886	-	1,886	3,369	-	3,369	3,558	-	3,558
Mortgage	2,790	-	2,790	3,023	-	3,023	5,228	-	5,228
Consumer	6,153	-	6,153	9,129	-	9,129	8,634	-	8,634
Total BPNA	18,933	-	18,933	22,804	-	22,804	34,451	-	34,451
Total loans charged-off (recovered) - Popular, Inc.	81,357	26,595	107,952	100,854	12,522	113,376	108,109	4,658	112,767
Net write-downs related to loans sold	(163,143)	-	(163,143)	-	-	-	-	-	-
Balance at end of period	$583,501	$99,867	$683,368	$621,701	$108,906	$730,607	$664,768	$138,496	$803,264

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	1.55%		1.76%	1.94%		1.84%	2.13%		1.83%
Provision for loan losses to net charge-offs [2]	0.71x		0.70x	0.86x		0.73x	0.76x		0.89x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.64%		1.90%	2.07%		1.91%	2.01%		1.65%
Provision for loan losses to net charge-offs [2]	0.89x		0.82x	1.00x		0.82x	0.92x		1.10x

BPNA
Annualized net charge-offs to average loans held-in-portfolio			1.33%			1.60%			2.43%
Provision for loan losses to net charge-offs			0.11x			0.36x			0.43x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2] Excluding provision for loan losses and net write-down related to the asset sale.

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

31-Mar-13
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$21,776	$135	$-	$75,697	$1,662	$24,472	$123,742
Impaired loans	[1]	$301,939	$49,398	$15,031	$631,663	$4,358	$112,394	$1,114,783
Specific ALLL to impaired loans	[1]	7.21%	0.27%	-%	11.98%	38.14%	21.77%	11.10%
General ALLL		$207,094	$7,304	$30,777	$86,248	$2,233	$126,103	$459,759
Loans held-in-portfolio, excluding impaired loans	[1]	$9,448,489	$222,100	$337,481	$6,242,247	$539,214	$3,729,431	$20,518,962
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	2.19%	3.29%	9.12%	1.38%	0.41%	3.38%	2.24%
Total ALLL		$228,870	$7,439	$30,777	$161,945	$3,895	$150,575	$583,501
Total non-covered loans held-in-portfolio	[1]	$9,750,428	$271,498	$352,512	$6,873,910	$543,572	$3,841,825	$21,633,745
ALLL to loans held-in-portfolio	[1]	2.35%	2.74%	8.73%	2.36%	0.72%	3.92%	2.70%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of March 31, 2013, the general allowance on the covered loans amounted to $98 million, while the specific reserve amounted to $1 million.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

31-Dec-12
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$17,348	$120	$-	$74,667	$1,066	$17,886	$111,087
Impaired loans	[1]	$527,664	$41,809	$18,744	$611,230	$4,881	$133,377	$1,337,705
Specific ALLL to impaired loans	[1]	3.29%	0.29%	-%	12.22%	21.84%	13.41%	8.30%
General ALLL		$280,334	$7,309	$33,102	$74,708	$1,828	$113,333	$510,614
Loans held-in-portfolio, excluding impaired loans	[1]	$9,330,538	$211,048	$365,473	$5,467,277	$535,642	$3,735,509	$19,645,487
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	3.00%	3.46%	9.06%	1.37%	0.34%	3.03%	2.60%
Total ALLL		$297,682	$7,429	$33,102	$149,375	$2,894	$131,219	$621,701
Total non-covered loans held-in-portfolio	[1]	$9,858,202	$252,857	$384,217	$6,078,507	$540,523	$3,868,886	$20,983,192
ALLL to loans held-in-portfolio	[1]	3.02%	2.94%	8.62%	2.46%	0.54%	3.39%	2.96%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of December 31, 2012, the general allowance on the covered loans amounted to $100 million, while the specific reserve amounted to $9 million.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Variance
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$4,428	$15	$-	$1,030	$596	$6,586	$12,655
Impaired loans		$(225,725)	$7,589	$(3,713)	$20,433	$(523)	$(20,983)	$(222,922)
General ALLL		$(73,240)	$(5)	$(2,325)	$11,540	$405	$12,770	$(50,855)
Loans held-in-portfolio, excluding impaired loans		$117,951	$11,052	$(27,992)	$774,970	$3,572	$(6,078)	$873,475
Total ALLL		$(68,812)	$10	$(2,325)	$12,570	$1,001	$19,356	$(38,200)
Total non-covered loans held-in-portfolio		$(107,774)	$18,641	$(31,705)	$795,403	$3,049	$(27,061)	$650,553

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

31-Mar-13
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$21,770	$135	$58,206	$1,662	$24,379	$106,152
General ALLL non-covered loans	139,113	6,268	72,260	2,233	97,995	317,869
ALLL - non-covered loans	160,883	6,403	130,466	3,895	122,374	424,021
Specific ALLL covered loans	1,417	-	-	-	-	1,417
General ALLL covered loans	66,264	6,293	20,673	-	5,220	98,450
ALLL - covered loans	67,681	6,293	20,673	-	5,220	99,867
Total ALLL	$228,564	$12,696	$151,139	$3,895	$127,594	$523,888
Loans held-in-portfolio:
Impaired non-covered loans	$231,986	$43,514	$578,471	$4,358	$109,718	$968,047
Non-covered loans held-in-portfolio, excluding impaired loans	5,968,604	197,773	5,158,122	539,214	3,113,816	14,977,529
Non-covered loans held-in-portfolio	6,200,590	241,287	5,736,593	543,572	3,223,534	15,945,576
Impaired covered loans	23,412	-	-	-	-	23,412
Covered loans held-in-portfolio, excluding impaired loans	1,921,397	306,550	1,045,564	-	65,523	3,339,034
Covered loans held-in-portfolio	1,944,809	306,550	1,045,564	-	65,523	3,362,446
Total loans held-in-portfolio	$8,145,399	$547,837	$6,782,157	$543,572	$3,289,057	$19,308,022

31-Dec-12
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$17,323	$120	$58,572	$1,066	$17,779	$94,860
General ALLL non-covered loans	200,292	5,742	60,455	1,828	82,120	350,437
ALLL - non-covered loans	217,615	5,862	119,027	2,894	99,899	445,297
Specific ALLL covered loans	8,505	-	-	-	-	8,505
General ALLL covered loans	63,555	9,946	20,914	-	5,986	100,401
ALLL - covered loans	72,060	9,946	20,914	-	5,986	108,906
Total ALLL	$289,675	$15,808	$139,941	$2,894	$105,885	$554,203
Loans held-in-portfolio:
Impaired non-covered loans	$447,779	$35,849	$557,137	$4,881	$130,663	$1,176,309
Non-covered loans held-in-portfolio, excluding impaired loans	5,848,505	176,418	4,391,787	535,642	3,103,666	14,056,018
Non-covered loans held-in-portfolio	6,296,284	212,267	4,948,924	540,523	3,234,329	15,232,327
Impaired covered loans	109,241	-	-	-	-	109,241
Covered loans held-in-portfolio, excluding impaired loans	2,135,406	361,396	1,076,730	-	73,199	3,646,731
Covered loans held-in-portfolio	2,244,647	361,396	1,076,730	-	73,199	3,755,972
Total loans held-in-portfolio	$8,540,931	$573,663	$6,025,654	$540,523	$3,307,528	$18,988,299

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$4,447	$15	$(366)	$596	$6,600	$11,292
General ALLL non-covered loans	(61,179)	526	11,805	405	15,875	(32,568)
ALLL - non-covered loans	(56,732)	541	11,439	1,001	22,475	(21,276)
Specific ALLL covered loans	(7,088)	-	-	-	-	(7,088)
General ALLL covered loans	2,709	(3,653)	(241)	-	(766)	(1,951)
ALLL - covered loans	(4,379)	(3,653)	(241)	-	(766)	(9,039)
Total ALLL	$(61,111)	$(3,112)	$11,198	$1,001	$21,709	$(30,315)
Loans held-in-portfolio:
Impaired non-covered loans	$(215,793)	$7,665	$21,334	$(523)	$(20,945)	$(208,262)
Non-covered loans held-in-portfolio, excluding impaired loans	120,099	21,355	766,335	3,572	10,150	921,511
Non-covered loans held-in-portfolio	(95,694)	29,020	787,669	3,049	(10,795)	713,249
Impaired covered loans	(85,829)	-	-	-	-	(85,829)
Covered loans held-in-portfolio, excluding impaired loans	(214,009)	(54,846)	(31,166)	-	(7,676)	(307,697)
Covered loans held-in-portfolio	(299,838)	(54,846)	(31,166)	-	(7,676)	(393,526)
Total loans held-in-portfolio	$(395,532)	$(25,826)	$756,503	$3,049	$(18,471)	$319,723

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

31-Mar-13
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$6	$-	$-	$17,491	$93	$17,590
General ALLL	67,981	1,036	30,777	13,988	28,108	141,890
Total ALLL	$67,987	$1,036	$30,777	$31,479	$28,201	$159,480
Loans held-in-portfolio:
Impaired loans	$69,953	$5,884	$15,031	$53,192	$2,676	$146,736
Loans held-in-portfolio, excluding impaired loans	3,479,885	24,327	337,481	1,084,125	615,615	5,541,433
Total loans held-in-portfolio	$3,549,838	$30,211	$352,512	$1,137,317	$618,291	$5,688,169

31-Dec-12
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$25	$-	$-	$16,095	$107	$16,227
General ALLL	80,042	1,567	33,102	14,253	31,213	160,177
Total ALLL	$80,067	$1,567	$33,102	$30,348	$31,320	$176,404
Loans held-in-portfolio:
Impaired loans	$79,885	$5,960	$18,744	$54,093	$2,714	$161,396
Loans held-in-portfolio, excluding impaired loans	3,482,033	34,630	365,473	1,075,490	631,843	5,589,469
Total loans held-in-portfolio	$3,561,918	$40,590	$384,217	$1,129,583	$634,557	$5,750,865

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$(19)	$-	$-	$1,396	$(14)	$1,363
General ALLL	(12,061)	(531)	(2,325)	(265)	(3,105)	(18,287)
Total ALLL	$(12,080)	$(531)	$(2,325)	$1,131	$(3,119)	$(16,924)
Loans held-in-portfolio:
Impaired loans	$(9,932)	$(76)	$(3,713)	$(901)	$(38)	$(14,660)
Loans held-in-portfolio, excluding impaired loans	(2,148)	(10,303)	(27,992)	8,635	(16,228)	(48,036)
Total loans held-in-portfolio	$(12,080)	$(10,379)	$(31,705)	$7,734	$(16,266)	$(62,696)

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	31-Mar-13	31-Dec-12	31-Mar-12
Total stockholders’ equity	$ 3,971,143	$ 4,110,000	$ 3,967,071
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(647,757)	(647,757)	(647,911)
Less: Other intangibles	(51,827)	(54,295)	(61,798)
Total tangible common equity	$ 3,221,399	$ 3,357,788	$ 3,207,202
Total assets	$ 36,942,714	$ 36,507,535	$ 37,049,221
Less: Goodwill	(647,757)	(647,757)	(647,911)
Less: Other intangibles	(51,827)	(54,295)	(61,798)
Total tangible assets	$ 36,243,130	$ 35,805,483	$ 36,339,512
Tangible common equity to tangible assets	8.89%	9.38%	8.83%
Common shares outstanding at end of period [1]	103,228,615	103,169,806	102,711,707
Tangible book value per common share [1]	$ 31.21	$ 32.55	$ 31.23
[1] All share and per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

(In thousands)	31-Mar-13	31-Dec-12	31-Mar-12
Common stockholders’ equity	$ 3,920,983	$ 4,059,840	$ 3,916,911
Less: Unrealized gains on available-for-sale securities, net of tax[1]	(130,562)	(154,568)	(196,878)
Less: Disallowed deferred tax assets[2]	(433,543)	(385,060)	(257,440)
Less: Intangible assets:
Goodwill	(647,757)	(647,757)	(647,911)
Other disallowed intangibles	(10,626)	(14,444)	(26,149)
Less: Aggregate adjusted carrying value of non-financial equity investments	(1,331)	(1,160)	(1,175)
Add: Pension liability adjustment, net of tax and accumulated net gains
(losses) on cash flow hedges[3]	222,016	226,159	211,747
Total Tier 1 common equity	$ 2,919,180	$ 3,083,010	$ 2,999,105
Tier 1 common equity to risk-weighted assets	12.36%	13.18%	12.53%
[1] In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
[2] Approximately $135 million of the Corporation’s $608 million of net deferred tax assets at March 31, 2013 (December 31, 2012 - $118 million and $541 million, respectively; March 31, 2012 - $138 million and $424 million, respectively), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $434 million of such assets at March 31, 2013 (December 31, 2012 - $385 million; March 31, 2012 - $257 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $39 million of the Corporation’s other net deferred tax assets at March 31, 2013 (December 31, 2012 - $38 million; March 31, 2012 - $29 million) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.
[3] The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Popular, Inc.
Financial Supplement to First Quarter 2013 Earnings Release
Table O - Financial Information - Westernbank Covered Loans
(Unaudited)

Revenues
	Quarters ended
(In thousands)	31-Mar-13	31-Dec-12	Variance
Interest income on covered loans	$ 72,184	$ 76,998	$ (4,814)
FDIC loss share expense:
Amortization of indemnification asset	(40,204)	(33,704)	(6,500)
80% mirror accounting on credit impairment losses [1]	14,045	(2,756)	16,801
80% mirror accounting on discount accretion on unfunded commitments	(193)	(225)	32
80% mirror accounting on reimbursable expenses	7,783	10,152	(2,369)
Change in true-up payment obligation	(6,775)	(8,329)	1,554
Other	(922)	(1,962)	1,040
Total FDIC loss share expense	(26,266)	(36,824)	10,558
Other non-interest income	242	281	(39)
Total revenues	46,160	40,455	5,705
Provision for loan losses	17,556	(3,445)	21,001
Total revenues less provision for loan losses	$ 28,604	$ 43,900	$ (15,296)
[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Quarterly average assets
	Quarters ended
(In millions)	31-Mar-13	31-Dec-12	Variance
Covered loans	$ 3,513	$ 3,832	$ (319)
FDIC loss share asset	1,394	1,540	(146)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30

	Quarters ended
	31-Mar-13		31-Dec-12
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$ 1,451,669	$ 3,491,759	$ 1,470,882	$ 3,627,209
Accretion	(64,990)	64,990	(71,103)	71,103
Changes in expected cash flows	(14,544)	-	51,890	-
Collections / charge-offs	-	(399,086)	-	(206,553)
Ending balance	1,372,135	3,157,663	1,451,669	3,491,759
Allowance for loan losses - ASC 310-30 covered loans	-	(91,573)	-	(95,407)
Ending balance, net of allowance for loan losses	$ 1,372,135	$ 3,066,090	$ 1,451,669	$ 3,396,352

Activity in the carrying amount of the FDIC indemnity asset

		Quarters ended
(In thousands)		31-Mar-13		31-Dec-12
Balance at beginning of period		$ 1,399,098		$ 1,559,057
Amortization		(40,204)		(33,704)
Credit impairment losses to be covered under loss sharing agreements		14,045		(2,756)
Decrease due to reciprocal accounting on the discount accretion on unfunded commitments		(193)		(225)
Reimbursable expenses to be covered under loss sharing agreements		7,783		10,152
Net payments to (from) FDIC under loss sharing agreements		107		(134,277)
Other adjustments attributable to FDIC loss sharing agreements		(44)		851
Balance at end of period		$ 1,380,592		$ 1,399,098

Activity in the remaining FDIC loss share asset amortization

		Quarters ended
(In thousands)		31-Mar-13		31-Dec-12
Balance at beginning of period		$ 141,800		$ 96,424
Amortization		(40,204)		(33,704)
Impact of lower projected losses		27,086		79,080
Balance at end of period		$ 128,682		$ 141,800

CONTACT:
Popular, Inc.
Investor Relations:
Carlos Vázquez, 787-756-3982
Chief Financial Officer, Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President, Corporate Communications